Exhibit 99.1

Contact: Mark Polzin (314) 982-1758
or John Hastings (314) 982-8622

EMERSON ACHIEVES RECORD 2007 RESULTS

Sales of $22.6 Billion, Earnings Per Share of $2.66 and

Return on Total Capital of 20.1 Percent

•	Fourth Quarter Sales Up 11 Percent to $6.1 Billion
•	Fourth Quarter Earnings Per Share of $0.78, Up 20 Percent
•	2007 Operating Cash Flow of $3.0 billion, Up 20 Percent
•	Quarterly Dividend Increased 14 Percent to $0.30 Per Share

ST. LOUIS, November 6, 2007 – Emerson (NYSE: EMR) today announced record net sales for fiscal 2007 of $22.6 billion, an increase of 12 percent from the prior year. Sales for the fourth quarter ended September 30, 2007 were $6.1 billion, an increase of 11 percent over the $5.5 billion reported in the same period last year. The Company achieved underlying sales growth in the quarter of 7 percent which excludes increases of 3 percent due to favorable currency exchange rates and 1 percent from acquisitions, net of divestitures.

Earnings per share for the fourth quarter of $0.78 represented an increase of 20 percent over the $0.65 achieved in the fourth quarter of 2006. The Company translated strong sales performance during the quarter into expanded operating profit margin, which was a key component of the 20 percent increase in earnings per share. Operating profit margin during the quarter was 16.6 percent, an improvement of 70 basis points from the prior year period. This improvement was driven by a continued focus on cost reduction programs and leverage on sales increases. Pretax earnings margin was 14.8 percent compared to 14.1 percent in the prior year period.

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“Emerson had a great finish to 2007 and enters 2008 with solid momentum,” said Emerson Chairman, Chief Executive Officer and President David N. Farr. “End market conditions tracked expectations and the Company’s ability to execute in this environment led to performance in sales, earnings and cash generation that exceeded our expectations.”

For the year ended September 30, 2007, sales increased 12 percent to $22.6 billion. This strong performance was a result of 7 percent underlying sales growth, which is in line with Emerson’s long-term objective of achieving underlying sales growth in the range of 5 to 7 percent. Currency translation added more than 2 percent and acquisitions, net of divestitures, added nearly 3 percent to reported sales growth. For fiscal 2007, earnings per share rose 19 percent to $2.66 from the $2.24 reported in 2006.

“Emerson’s performance has been outstanding over the last five years,” Farr said. “We have focused on the correct strategies to grow across the business platforms while also enhancing shareholder returns. This is a proven formula that Emerson will continue to follow as it pursues future opportunities.”

Balance Sheet / Cash Flow

Operating cash flow was a record $3.0 billion in 2007, representing a 20 percent increase from 2006. Capital expenditures were $681 million in 2007, an increase of 13 percent from 2006 due primarily to capacity expansions at Climate Technologies and Process Management. Free cash flow (operating cash flow less capital expenditures) for the year was $2.3 billion, also a record amount and an increase of 22 percent from the prior year.

Continued focus on efficient use of working capital, especially in the face of strong underlying sales growth, helped to drive the strong cash flow performance. The ratio of trade working capital as a percent of sales improved to 16.2 percent from 16.5 percent in the prior year quarter. Return on total capital (ROTC), a key measure of earnings and balance sheet performance, increased by 170 basis points to 20.1 percent in fiscal 2007.

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Based on the Company’s continued strong cash generation and positive outlook for the future, the Board of Directors has voted to increase the quarterly cash dividend by 14 percent from twenty-six and one-quarter cents ($0.2625) to thirty cents ($0.30) per share of common stock. The dividend will be payable December 10, 2007 to shareholders of record on November 16, 2007.

“Emerson continued to execute well in 2007, despite weakness from certain parts of the economy during the year. The cash flow and return on total capital performance, as well as the ability to increase the dividend, demonstrate this execution clearly. Achieving these levels of returns and cash generation is significant and indicative of the value creation that continues to occur inside Emerson,” Farr said.

Fiscal 2007 Operating Highlights

Process Management had a great year in 2007 with reported sales increasing 17 percent to $5.7 billion. Underlying sales growth for the year was 11 percent, which excludes favorable impacts from currency translation (4 percent) and acquisitions (2 percent). The margin for Process Management expanded by 70 basis points to 18.7 percent as it continued to deliver market-leading technology and achieve strong sales and earnings performance.

Industrial Automation had strong performance in 2007 with reported sales of $4.3 billion, an increase of 13 percent from the prior year. Underlying sales increased by 10 percent, led by strength in Europe. Reported sales included a 4 percent favorable impact from currency translation and a 1 percent unfavorable impact from divestitures. The margin for this segment was 15.6 percent compared to 15.1 percent in the prior year.

Network Power sales were $5.2 billion in 2007, an increase of 18 percent versus the prior year. Underlying sales growth was 9 percent led by strength in Asia. Reported sales growth included a positive impact from acquisitions of 7 percent and favorable currency translation of 2 percent. The margin for this segment was 12.5 percent, a 140 basis point improvement versus the prior year driven by sales volume leverage and benefits from cost reduction activities.

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Climate Technologies sales for the year increased 6 percent to $3.6 billion. Underlying sales growth was 1 percent with strength in Europe and Asia offsetting a 7 percent decline in the United States. Reported sales included a 3 percent benefit from acquisitions and 2 percent from currency translation. The 2007 margin for this segment was 14.9 percent, a 40 basis point decline from 2006.

Appliance and Tools achieved sales of $4.4 billion, an increase of 3 percent which included underlying sales growth of 1 percent. Reported sales included a favorable impact of 1 percent from acquisitions and 1 percent from currency translation. The margin for this segment was 13.0 percent, an increase of 20 basis points over 2006.

Fiscal 2008 Outlook

Order trends for Emerson’s businesses continue to track expectations and the Company has positive momentum heading into fiscal 2008. Underlying sales growth for fiscal 2008 is expected to be in the range of 5 to 7 percent and reported sales growth is expected to be in the range of 7 to 10 percent. Based on this level of sales growth, the Company expects to generate 2008 earnings per share growth in the range of 10 to 15 percent above the $2.66 per share earned in 2007.

Upcoming Investor Events

On Tuesday, November 6, 2007, at 3:00 p.m. EST (2:00 p.m. CST), Emerson senior management will discuss the fourth quarter and fiscal year results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's Web site at www.emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site. Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

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On November 7, 2007, Mr. Farr will present at the Robert W. Baird Industrial Conference in Chicago, Illinois. The presentation will begin at 9:20 a.m. EST and conclude at approximately 9:50 a.m. EST. All interested parties may listen to the live Web cast via the Internet by going to the Investor Relations area of Emerson's Web site at www.emerson.com/financial and completing a brief registration form. A replay of the Web cast will be available for approximately one week at the same location on the Web site.

On Friday morning, February 8, 2008, Emerson senior management will host Emerson's annual investment community update meeting in St. Louis, Missouri at Emerson’s Global Headquarters. Additional details will be available in December.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

The Company expects to file the Form 10-K for fiscal 2007, including audited financial statements, within the next 30 days.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended September 30,		Percent
	2006	2007	Change

Net sales	$5,516	$6,134	11%
Less: Costs and expenses
Cost of sales	3,531	3,875
SG&A expenses	1,107	1,240
Other deductions, net	47	62
Interest expense, net	56	50
Earnings before income taxes	775	907	17%
Income taxes	249	284
Net earnings	$526	$623	18%

Diluted avg. shares outstanding (millions)	816.0	800.0

Diluted earnings per common share	$0.65	$0.78	20%

	Quarter Ended September 30,
	2006	2007
Other deductions, net
Rationalization of operations	$31	$23
Amortization of intangibles	15	17
Other	27	27
Gains, net	(26)	(5)
Total	$47	$62

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Year Ended September 30,		Percent
	2006	2007	Change

Net sales	$20,133	$22,572	12%
Less: Costs and expenses
Cost of sales	12,965	14,461
SG&A expenses	4,099	4,593
Other deductions, net	178	183
Interest expense, net	207	228
Earnings before income taxes	2,684	3,107	16%
Income taxes	839	971
Net earnings	$1,845	$2,136	16%

Diluted avg. shares outstanding (millions)	824.5	803.9

Diluted earnings per common share	$2.24	$2.66	19%

	Year Ended September 30,
	2006	2007
Other deductions, net
Rationalization of operations	$84	$83
Amortization of intangibles	47	63
Other	115	111
Gains, net	(68)	(74)
Total	$178	$183

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	September 30,
	2006	2007
Assets
Cash and equivalents	$810	$1,008
Receivables, net	3,716	4,260
Inventories	2,222	2,227
Other current assets	582	570
Total current assets	7,330	8,065
Property, plant & equipment, net	3,220	3,431
Goodwill	6,013	6,412
Other	2,109	1,772

	$18,672	$19,680

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$898	$404
Accounts payable	2,305	2,501
Accrued expenses	1,933	2,337
Income taxes	238	304
Total current liabilities	5,374	5,546
Long-term debt	3,128	3,372
Other liabilities	2,016	1,990
Stockholders’ equity	8,154	8,772

	$18,672	$19,680

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

	Year Ended September 30,
	2006	2007
Operating Activities
Net earnings	$1,845	$2,136
Depreciation and amortization	607	656
Changes in operating working capital	(152)	137
Pension funding	(124)	(136)
Other	336	223
Net cash provided by operating activities	2,512	3,016

Investing Activities
Capital expenditures	(601)	(681)
Purchases of businesses, net of cash and equivalents acquired	(752)	(295)
Other	137	106
Net cash used in investing activities	(1,216)	(870)

Financing Activities
Net increase (decrease) in short-term borrowings	89	(800)
Proceeds from long-term debt	6	496
Principal payments on long-term debt	(266)	(5)
Dividends paid	(730)	(837)
Purchases of treasury stock	(862)	(853)
Other	32	5
Net cash used in financing activities	(1,731)	(1,994)

Effect of exchange rate changes on cash and equivalents	12	46

Increase (decrease) in cash and equivalents	(423)	198

Beginning cash and equivalents	1,233	810

Ending cash and equivalents	$810	$1,008

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Quarter Ended September 30,
	2006	2007
Sales
Process Management	$1,402	$1,665
Industrial Automation	1,008	1,123
Network Power	1,252	1,438
Climate Technologies	901	938
Appliance and Tools	1,102	1,119
	5,665	6,283
Eliminations	(149)	(149)
Net Sales	$5,516	$6,134

	Quarter Ended September 30,
	2006	2007
Earnings
Process Management	$291	$341
Industrial Automation	153	187
Network Power	118	204
Climate Technologies	141	133
Appliance and Tools	138	162
	841	1,027
Differences in accounting methods	48	54
Corporate and other	(58)	(124)
Interest expense, net	(56)	(50)
Earnings before income taxes	$775	$907

	Quarter Ended September 30,
	2006	2007
Rationalization of operations
Process Management	$8	$7
Industrial Automation	3	3
Network Power	10	9
Climate Technologies	3	–
Appliance and Tools	7	4
Total Emerson	$31	$23

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Year Ended September 30,
	2006	2007
Sales
Process Management	$4,875	$5,699
Industrial Automation	3,767	4,269
Network Power	4,350	5,150
Climate Technologies	3,424	3,614
Appliance and Tools	4,313	4,447
	20,729	23,179
Eliminations	(596)	(607)
Net Sales	$20,133	$22,572

	Year Ended September 30,
	2006	2007
Earnings
Process Management	$878	$1,066
Industrial Automation	569	665
Network Power	484	645
Climate Technologies	523	538
Appliance and Tools	550	578
	3,004	3,492
Differences in accounting methods	176	210
Corporate and other	(289)	(367)
Interest expense, net	(207)	(228)
Earnings before income taxes	$2,684	$3,107

	Year Ended September 30,
	2006	2007
Rationalization of operations
Process Management	$14	$15
Industrial Automation	12	14
Network Power	19	23
Climate Technologies	14	9
Appliance and Tools	25	22
Total Emerson	$84	$83

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles non-GAAP measures with the most directly comparable GAAP measures (dollars in millions):

	4Q 2007	Fiscal 2007
Net Sales
Underlying Sales (Non-GAAP)	7%	7%
Foreign Currency Translation	3 pts	2 pts
Acquisitions / Divestitures	1 pt	3 pts
Net Sales	11%	12%

Expected
Fiscal 2008
Underlying Sales (Non-GAAP)		5 – 7%
Foreign Currency Translation / Acq. / Div.		2 – 3 pts
Net Sales		7 – 10%

Full Year 2007 Cash Flow		Fiscal 2007
Operating Cash Flow		$ 3,016
Capital Expenditures		681
Free Cash Flow (Non-GAAP)		$ 2,335

Fourth-Quarter Operating Profit	Q4 2006	Q4 2007
Net Sales	$ 5,516	$ 6,134	11%
Cost of Sales	3,531	3,875
SG&A Expenses	1,107	1,240
Operating Profit (Non-GAAP)	878	1,019	16%
Operating Profit Margin % (Non-GAAP)	15.9%	16.6%
Other Deductions, Net	47	62
Interest Expense, Net	56	50
Pretax Earnings	$ 775	$ 907	17%
Pretax Earnings Margin %	14.1%	14.8%

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